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                                                                    EXHIBIT 10.5



                              AMENDED AND RESTATED
                                     SENIOR
                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED SENIOR EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 1st day of January, 2001, but is effective for all purposes as of the Commencement Date (as hereinafter defined), by and between HORNBECK-LEEVAC MARINE OPERATORS, INC., a Delaware corporation, (the "Employer"), and JAMES O. HARP, JR., residing at 53 Riverdale Drive, Covington, Louisiana 70433 (the "Employee").


                                   WITNESSETH:

         1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. Employee shall be employed by Employer but may serve (and if requested by Employer shall serve) as an officer and/or director of its parent, HORNBECK-LEEVAC Marine Services, Inc., a Delaware corporation ("Parent"), or any subsidiary or affiliate of Employer or Parent.

         2. Term. The term of employment under this Agreement shall commence on January 1, 2001 (the "Commencement Date") and shall continue through December 31, 2003; provided, however, that beginning on January 1, 2004, and on every third January 1 thereafter (each a "Renewal Date"), the term of this Agreement shall automatically be extended three additional years unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date. Written notice by Employer shall be solely pursuant to a duly adopted resolution of Employer's or Parent's board of directors or, at such time as Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the compensation committee of Parent's board of directors. If Employee is terminated by Employer pursuant to such notice of nonrenewal, Employer shall pay to Employee as severance pay an amount equal to one half of Employee's basic annualized salary for the year preceding such termination and shall continue Employee's medical insurance and other benefits for six months following such termination. Employee shall have no further rights or obligations hereunder.

         3. Compensation and Benefits.

                  (a) Employer shall pay to Employee as compensation for all services rendered by Employee a basic annualized salary of $170,000 during the initial three (3) year term of this Agreement (the "Basic Salary"), or such other sums as the parties may agree on from time to time, payable semi-monthly or in other more frequent installments, as determined by the Board (as hereinafter defined). The compensation committee of the board of directors of Parent, by providing direction through the board of directors of Employer (collectively, the board of directors of Parent, the compensation committee of Parent and the board of directors of Employer are referred to as the "Board") shall have the right to increase Employee's compensation from time to time and Employee shall be entitled to an annual review thereof or more frequently as determined by the Board. In addition, the Board, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to Employee; provided, however, Employer shall annually provide Employee with a bonus as more particularly described in Appendix "A" attached hereto, which Appendix "A" may be modified, supplemented, or replaced from time to time by written agreement between Employer and Employee. The compensation provided for in this
         Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of Employee in either a tax qualified plan or otherwise.

                  (b) If the Board determines in its sole discretion that general economic conditions, the economic conditions of the oil and gas industry or the financial condition of Parent require such measures, the Board may reduce Employee's compensation hereunder, but in any such case by no more nor less than the percentage by which it has reduced and only if it reduces concurrently the compensation of all executive management and mid-management shore-based employees of Parent and its subsidiaries.


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                  (c) Employer shall reimburse Employee for all reasonable
         expenses incurred by Employee in the performance of his duties under this Agreement; provided, however, that Employee must furnish to Employer an itemized account, satisfactory to Employer, in substantiation of such expenditures.

                  (d) Employee shall be entitled to such fringe benefits including, but not limited to, medical and family insurance benefits as may be provided from time to time by Employer to other senior officers of Employer; provided, however, that any health insurance shall not provide for a preexisting condition limitation, and, provided further, that during the term of this Agreement, such fringe benefits shall always be equal to, at a minimum, the maximum fringe benefits provided in a particular year to any other officer of Employer or Parent other than with respect to the grant of an award under any Incentive Compensation Plan of Employer.

                  (e) To the extent permitted by applicable law and terms of the benefit plans, Employer shall include in Employee's credited service, in any case where credited service is relevant in determining eligibility for or benefits under any employee benefits plan, the Employee's service for any parent, subsidiary or affiliate of Employer or for any predecessor thereof and time served at prior employers.

                  (f) Employer shall provide Employee with an automobile during the term of the Agreement as approved by the CEO and President. Employer will also pay for auto insurance, maintenance and fuel. Employee may use the automobile for personal use and will pay all taxes related to such personal use.

                  (g) Employee shall be eligible to participate in such incentive compensation and stock option plans that have been approved or may in the future be approved by the shareholders of Parent or Employer and administered by the Board.

         4. Duties. Employee is engaged and shall serve as Vice President and Chief Financial Officer of (i) Parent, (ii) Hornbeck Offshore Services, Inc.,
(iii) Employer, (iv) LEEVAC Marine, Inc. and (v) any other subsidiaries of Parent that may be formed or acquired. In addition, Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to him by the Board.

         5. Extent of Services; Vacations and Days Off.

                  (a) During the term of his employment under this Agreement, Employee shall devote his full business time, energy and attention to the benefit and business of Employer as may be necessary in performing his duties pursuant to this Agreement. Employee shall not provide services of a business nature to any other person other than that which has been disclosed and permitted by the Employer.

                  (b) Employee shall be entitled to vacations and holidays with pay and to such personal and sick leave with pay in accordance with the policy of Employer as may be established from time to time by Employer and applied to other senior officers of Employer; provided, however, that Employee shall annually be entitled to the maximum number of vacation days and holidays afforded to any other officer of Employer or Parent.

         6. Facilities. Employer shall provide Employee with a fully furnished office, and the facilities of Employer shall be generally available to Employee in the performance of his duties pursuant to this Agreement; it being understood and contemplated by the parties that all equipment, supplies and office personnel required for Employee's performance of duties under this Agreement shall be supplied by Employer.

         7. Illness or Incapacity, Termination on Death.

                  (a) If Employee dies during the term of his employment, Employer shall pay to the estate of Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to Employee for a period of one (1) year following his death and shall





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         continue to provide medical insurance and other benefits to which
         Employee's dependents would otherwise have been entitled for the same period. Except for the benefits set forth in the preceding sentence and any life insurance benefits included in the benefit package provided at such time by Employer to Employee, Employer shall have no additional financial obligation under this Agreement to Employee or his estate. After receiving the payments and health insurance benefits provided in this subparagraph (a), Employee and his estate shall have no further rights under this Agreement.

                  (b)

                           (i) During any period of disability, illness or
                  incapacity during the term of this Agreement that renders Employee at least temporarily unable to perform the services required under this Agreement for a period that shall not equal or exceed ninety (90) continuous days (provided that a return to full work status of less than five full days shall be deemed not to interrupt the calculation of such 90 days), Employee shall receive the compensation payable under Section 3(a) of this Agreement plus any bonus compensation earned through the last day of such ninety (90) day period but not yet paid, less any benefits received by him under any disability insurance carried by or provided by Employer. All rights of Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon Employee's permanent disability (as defined below), although Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance that may be carried by or provided by Employer from time to time; Employer hereby agrees to provide such insurance on a same occupation basis.

                           (ii) The term "permanent disability" as used in this
                  Agreement shall mean "permanent disability" under any long term disability plan maintained by Employer that covers Employee. In the absence of such a plan, "permanent disability" shall mean the inability of Employee, as determined by the Board, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of at least ninety (90) days in any one-year period. Upon such determination, the Board may terminate Employee's employment under this Agreement upon ten
                  (10) days' prior written notice. If any determination of the Board with respect to permanent disability is disputed by Employee, the parties hereto agree to abide by the decision of a panel of three physicians. Employee and the Board shall each appoint one member, and the third member of the panel shall be appointed by the other two members. Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Board. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

         8. Other Terminations.

                  (a)

                           (i) Employee may terminate his employment hereunder
                  for any reason whatsoever upon giving at least thirty (30) days' prior written notice. In addition, Employee shall have the right to terminate his employment hereunder on the conditions and at the times provided for in Section 8(d) of the Agreement.

                           (ii) If Employee gives notice pursuant to Section
                  8(a)(i) above, Employer shall have the right to relieve Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date).

                  (b)



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                           (i) Except as otherwise provided in this Agreement,
                  Employer may terminate the employment of Employee hereunder only for "good cause" (as defined below) and upon written notice.

                           (ii) As used herein, "good cause" shall include:

                                    (1) Employee's conviction of either a felony
                           involving moral turpitude or any crime in connection with his employment by Employer that causes Employer a substantial detriment, but specifically shall not include traffic offenses;

                                    (2) actions or inactions by Employee that
                           clearly are contrary to the best interests of Employer;

                                    (3) Employee's willful failure to take
                           actions permitted by law and necessary to implement policies of the Board that the Board has communicated to him in writing, provided that such policies that are reflected in minutes of a Board meeting attended in its entirety by Employee shall be deemed communicated to Employee;

                                    (4) Employee's continued failure to devote
                           his full business time, energy and attention to his duties as an executive officer of Employer or its affiliates, following written notice from the Board to Employee of such failure; or

                                    (5) any condition that either resulted from
                           Employee's substantial dependence on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner specified in
                           Section 7(b)(ii) of this Agreement.

                                    (6) With respect to (2) through (5) above,
                           such circumstances shall not constitute "good cause" unless Employee has failed to cure such circumstances within 10 business days following written notice thereof from the Board identifying in reasonable detail the manner in which the Employer believes that Employee has not performed such duties and indicating the steps Employer requires to cure such circumstances.

                           (iii) Termination of the employment of Employee for
                  reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment "without good cause."

                  (c)

                           (i) If Employer shall terminate the employment of
                  Employee without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by Employer being referred to herein as the "Accelerated Termination Date"), Employee, until the termination date provided for in
                  Section 2 or until the date that is one (1) year after the Accelerated Termination Date, whichever is later, shall continue to receive the salary and other compensation and benefits specified in Section 3, in each case in the amount and kind and at the time provided for in Section 3; provided that, notwithstanding such termination of employment, Employee's covenants set forth in Sections 10 and 11 shall remain in full force and effect.

                           (ii) If Employer shall terminate the employment of
                  Employee without good cause effective on a date earlier than the termination date provided for in Section 2, any and all options,



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                  rights or awards granted in conjunction with Parent's or
                  Employer's incentive compensation and stock option plans shall immediately vest.

                           (iii) The parties agree that, because there can be no
                  exact measure of the damage that would occur to Employee as a result of a termination by Employer of Employee's employment without good cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for Employer's termination of Employee's employment without good cause, and Employer agrees that Employee should not be required to mitigate his damages.

                  (d)

                           (i) If a Change in Control of Employer, as defined in
                  Section 8(d)(ii) shall occur, and Employee shall:

                                    (1) have his employment constructively
                           terminated by Employer because Employer:

                                             (A) has after the Change in Control
                                    reduced Employee's annual base salary or potential bonus level or any incentive compensation or stock option plan benefit (as in effect immediately before such Change in Control);

                                             (B) has relocated Employee's office
                                    to a location that is more than 35 miles from the location in which Employee principally works for Employer or Parent immediately before such Change in Control;

                                             (C) has relocated the principal
                                    executive office of Parent, Employer or the office of Employer's operating group for which Employee performed the majority of his services for Employer during the year before the Change in Control to a location that is more than 35 miles from the location of such office immediately before such Change in Control;

                                             (D) has required Employee, in order
                                    to perform duties of substantially equal status to those duties Employee performed immediately before the Change in Control, to travel on Employer's business to a substantially greater extent than is consistent with Employee's travel obligations immediately before such Change in Control;

                                             (E) has failed to continue to
                                    provide Employee with benefits substantially equivalent to those enjoyed by Employee under any of Employer's life insurance, medical, health and accident or disability plans and incentive compensation or stock option plans in which Employee was participating immediately before the Change in Control;

                                             (F) has taken any action that would
                                    directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee immediately before the Change in Control;

                                             (G) has failed to provide Employee
                                    with at least the number of paid vacation days to which Employee is entitled on the basis of years of service under Employer's normal vacation policy in effect immediately before the Change in Control giving credit for time served at prior employers;



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                                    (2) voluntarily terminate his employment
                           within one year following such Change in Control and such termination shall be as a result of Employee's good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position other than those listed in Section 8(d)(i)(1) above, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of Employer, Parent or any of their affiliates; or

                                    (3) voluntarily terminate his employment
                           within one year following such Change in Control, and such termination shall be as a result of Employee's good faith determination that he can no longer perform his duties as an executive officer of Employer by reason of a substantial diminution in his responsibilities, status, title or position;

                                    (4) have his employment terminated by
                           Employer for reasons other than those specified in
                           Section 8(b)(ii) within one (1) year following such Change in Control;


then in any of the above four cases, Employee shall have, instead of the rights described in Section 3(a), the right to immediately terminate this Agreement and receive from Employer, within fifteen business days following the date Employee notifies Employer of his constructive or voluntary termination pursuant to this
Section 8(d)(i)(1), (2) or (3) or within three business days of having his employment terminated under 8(d)(i)(4) above, (A) a lump sum cash payment equal to three times the amount of Employee's Basic Salary with respect to the year in which such termination has occurred plus three times the amount of any bonus awarded to Employee with respect to the year immediately preceding the year in which such termination occurred, provided, however, that if Employee for any reason did not receive a bonus in the immediately preceding year, Employee shall be deemed for purposes of this Section 8(d)(i) to have received a bonus in the amount of one-fourth of his annual Basic Salary for such year, and (B) medical plan coverage and other insurance benefits provided for himself and his spouse and dependents (to the extent his spouse and dependents are covered under the medical plan and other insurance benefits as of the date of Employee's termination of employment) for a period of three (3) years following the date of Employee's termination of employment, and (C) any and all options, rights or awards granted in conjunction with the Parent's or Employer's incentive compensation or stock option plans shall immediately vest. Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d)(i) by seeking other employment or otherwise. To the extent the provision of any such medical benefits are taxable to Employee or his spouse or dependents, Employer shall "gross up" Employee for such taxes based on Employee's actual tax rate (certified to Employer by Employee), up to 35% (without a "gross up" on the initial gross up). The obligation to provide this medical plan coverage shall terminate in the event Employee becomes employed by another employer that provides a medical plan that fully covers Employee and his dependents without a preexisting condition limitation.

                           (ii) For purposes of this Agreement, a "Change in
                  Control" shall mean:

                                    (1) the obtaining by any party or group
                           acting in concert (other than current stockholders and warrantholders or their affiliates) of fifty percent (50%) or more of the voting shares of Parent pursuant to a "tender offer" for such shares as provided under Rule d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

                                    (2) individuals who were members of the
                           Parent's board of directors immediately prior to any particular meeting of any Parent's shareholders that involves a contest for the election of directors fail to constitute a majority of the members of such Parent's board of directors following such election; or

                                    (3) Parent or a material subsidiary of
                           Parent executing an agreement concerning the sale of substantially all of its assets to a purchaser that is not the Employer, Parent or a direct or indirect subsidiary of Parent or the affiliate of Parent; or



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                                    (4) Parent's or Employer's adoption of a
                           plan of dissolution or liquidation; or

                                    (5) Parent's executing an agreement
                           concerning a merger or consolidation in which Parent is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who were shareholders and/or warrantholders of Parent immediately prior to the merger or consolidation or their affiliates.

                           (iii) The provisions of Section 8(c) and this Section
                  8(d) are mutually exclusive; provided, however, that if within one year following commencement of a Section 8(c) payout there shall be a Change in Control as defined in Section 8(d)(ii), then Employee shall be entitled to the amount payable to Employee under Section 8(d)(i) reduced by the amount that Employee has received under Section 8(c) up to the date of the Change in Control. The triggering of the lump sum payment requirement of this Section 8(d) shall cause the provisions of
                  Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of Section 8(d) to become inoperative except to the extent provided in this Section 8(d)(iii).

                  (e) If the employment of Employee is terminated for good cause under Section 8(b)(ii) of this Agreement, or if Employee voluntarily terminates his employment by written notice to Employer under Section 8(a) of this Agreement without reliance on Section 8(d), Employer shall pay to Employee any compensation earned but not paid to Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of Employer to Employee hereunder, and Employee shall be entitled to no further benefits under this Agreement.

         9. Inventions and Other Intellectual Property. Employee hereby agrees that any design, invention, copyright or trademark materials made or created as a result of or in connection with the duties of Employee hereunder shall be the sole and exclusive property of Employer, and Employee hereby assigns and transfers to Employer the entire right, title and interest of Employee in and to the foregoing. Employee further agrees that, at Employer's request and expense, Employee will execute any deeds, assignments or other documents necessary to transfer any such design, invention, copyright or trademark materials to Employer and will cooperate with Employer or its nominee in perfecting Employer's title (or the title of Employer's nominee) in such materials. During the term of his employment, Employee shall keep Employer informed of the development of all designs, inventions or copyright materials made, conceived or reduced to practice by Employee, in whole or in part, alone or with others, that either result from any work Employee may do for or at the request of Employer or any affiliate of Employer or are related to the present or contemplated activities, investigations or obligations of Employer or any affiliate of Employer. If any such design, invention, or copyright material relating in any manner to the business of Employer or Parent or any research and development of Employer or any affiliate of Employer is disclosed by Employee within six (6) months after leaving the employ of Employer, it shall be presumed that such design, invention, copyright or trademark materials resulted or were conceived from developments made during the period of the employment by Employer of Employee (unless Employee can conclusively prove that such design, invention, copyright or trademark materials were conceived, made and discovered solely during the period following termination of employment hereunder) and Employee agrees that any such design, invention, copyright or trademark materials shall belong to Employer.

         10. Confidentiality. During the term of Employee's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and for a period of eighteen (18) months thereafter, and except as may be otherwise herein provided, Employee agrees to keep in strict secrecy and confidence any and all information Employee assimilates or to which he has access during his employment by Employer or its predecessor and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of Employer, including, but not limited to, customer list, vessel designs, operational methods and procedures, cost structures and contract terms. Employee agrees that both during and for a period of eighteen (18) months after the term of his employment by Employer, he will not, without the prior written consent of Employer, disclose any such



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confidential information to any third person, partnership, joint venture, company, corporation or other organization, nor exploit such information (either for Employee's or any other person's benefit). In the event that either party receives notice from any person that it may become legally compelled to disclose any of the other party's information, such party will immediately supply the other party with written notice thereof and such party shall not disclose any such information until the other party has had an opportunity to seek a protective order or other arrangement to prevent the disclosure of the information.

         11. Noncompetition and Nonsolicitation. Employee hereby acknowledges that, during and, in some instances, solely as a result of his employment by Employer, he has received or shall receive and shall continue to receive access to confidential information and business and professional contacts of Employer. In consideration of the special and unique opportunities afforded to Employee by Employer as a result of Employee's employment, as outlined in the previous sentence, Employee hereby agrees as follows:

                  (a) During the term of Employee's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and for a period of twelve (12) months thereafter, and, except as may be otherwise herein provided, Employee shall not, directly or indirectly, enter into, engage in, be employed by or consult any business that competes with the business of Employer by selling, offering to sell, soliciting offers to buy, or producing, or by consulting with others concerning the selling or producing of, any product or service substantially similar to those now sold, produced or provided by Employer in those locations where Employer or any of its affiliates has provided or offered to provide products or services ("Competitor"). Employee shall not engage in such prohibited activities, either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with Employer. The restrictions of this Section 11 shall not be violated by (i) the ownership of no more than 5% of the outstanding securities of any company whose stock is publicly traded, (ii) other outside business investments approved in writing by the Chief Executive Officer or President of Employer that do not in any manner conflict with the services to be rendered by Employee for Employer and its affiliates and that do not diminish or detract from Employee's ability to render his attention to the business of Employer and its affiliates or (iii) employment by a certified public accounting firm or a commercial or investment bank that may have as a client or customer: (A) a Competitor to Employer or (B) any of the clients or customers of Employer with whom Employer did business during the term of Employee's employment, so long as Employee does not directly or indirectly serve, advise or consult in any way such Competitor to Employer or client or customer of Employer, respectively, for a period of twelve (12) months after Employee's termination.

                  (b) During his employment with Employer and for a period of twelve (12) months thereafter, and except as may be otherwise herein provided, Employee agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise (1) solicit any of the employees of Employer to terminate their employment or (2) accept employment with or seek remuneration by any of the clients or customers of Employer with whom Employer did business during the term of Employee's employment.

                  (c) The parties hereto agree that the foregoing restrictive covenants set forth in Sections 11(a) and (b) are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

                  (d) The parties hereto agree that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area



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         applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area that is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer.

         12. Injunctive Relief. Employee agrees that damages at law will be an insufficient remedy to Employer if Employee violates or attempts or threatens to violate the terms of Sections 9, 10 or 11 of this Agreement and that Employer would suffer irreparable damage as a result of such violation or attempted or threatened violation. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer, at law or in equity. In the event either party commences legal action relating to the enforcement of the terms of Section 9, 10 or 11 of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all of the costs and expenses in connection therewith, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

         13. Compliance with Other Agreements. Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which Employee is a party or by which Employee is or may be bound.

         14. Waiver of Breach. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

         15. Binding Effect; Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is a personal employment contract and the rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

         16. Indemnification. Employee shall be entitled throughout the term of this Agreement and thereafter to indemnification by Parent and Employer in respect of any actions or omissions as an employee, officer or director of Parent, Employer (or any successor thereof) to the fullest extent permitted by law. Parent and Employer also agree to obtain directors and officers (D&O) insurance in a reasonable amount determined by the Board and to maintain such insurance during the term of this Agreement (as such Agreement may be extended from time to time) and for a period of twelve (12) months following the termination of this Agreement, as so extended.

         17. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

         18. Construction and Interpretation.

                  (a) The Board shall have the sole and absolute discretion to construe and interpret the terms of this Agreement, unless another individual or entity is charged with such responsibility.

                  (b) This Agreement shall be construed pursuant to and governed by the laws of the State of Louisiana (but any provision of Louisiana law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Louisiana).

                  (c) The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

                  (d) Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation that renders the term or provision valid shall be favored.

         19. Notice. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:


         To Employer:

         HORNBECK-LEEVAC Marine Operators, Inc.
         Attention: Christian G. Vaccari, CEO
         414 N. Causeway Blvd.
         Mandeville, LA  70448


         To Employee at his address herein first above written.

         20. Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the 22nd Judicial District Court for the Parish of St. Tammany or in the United States District Court for the Eastern District of Louisiana, New Orleans Division, New Orleans Office. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



                                    EMPLOYER:

                                    HORNBECK-LEEVAC MARINE OPERATORS, INC.


                                    By: /s/ CHRISTIAN G. VACCARI
                                        ---------------------------------------
                                    Name: Christian G. Vaccari
                                         --------------------------------------
                                    Title: CEO
                                          -------------------------------------


                                    EMPLOYEE:

                                    /s/ JAMES O. HARP, JR.
                                    -------------------------------------------
                                    JAMES O. HARP, JR.


ACKNOWLEDGED AND AGREED TO FOR PURPOSES OF GUARANTEEING THE FINANCIAL OBLIGATIONS OF EMPLOYER TO EMPLOYEE:

HORNBECK-LEEVAC MARINE SERVICES, INC.


By: /s/ CHRISTIAN G. VACCARI
   ---------------------------------
Name: Christian G. Vaccari
     -------------------------------
Title: CEO
      ------------------------------

                                   APPENDIX A


         Employer shall annually provide Employee with a bonus that is at least equal as a percentage of Basic Salary as is determined by comparing the actual Parent (i) earnings before interest, taxes, depreciation, and amortization calculated on a consolidated basis with Parent's subsidiaries (the "EBITDA") and
(ii) fully diluted earnings per share (the "EPS"), such actual Parent EBITDA and EPS performance, to be derived from audited financial statements of Parent and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles ("GAAP"), taking into account accruals for such bonuses for Employee and other employees of Employer, to their respective Parent EBITDA and EPS targets set in advance by the Board (each referred to herein as a "Target" and collectively, as the "Targets") for each fiscal year under the term of this Agreement as contemplated below.

         Employer and Employee agree that targets are to be aggressively set by the Board such that the bonus incentives for Employee are aligned with Parent shareholder goals for each fiscal year. Fifty percent (50%) of the bonus shall be based upon a percentage comparison of actual Parent EBITDA performance to the EBITDA Target for such fiscal year, and the remaining fifty percent (50%) shall be based upon a percentage comparison of actual Parent EPS performance to the EPS Target for such fiscal year.


         Bonus awards for each Target based upon such percentage comparisons are as follows:

                  (i) achievement of eighty percent (80%) of Target earns a bonus of twelve and one-half percent (12.5%) of Basic Salary;

                  (ii) achievement of one hundred percent (100%) of Target earns a bonus of thirty-seven and one-half (37.5%) of Basic Salary; and

                  (iii) achievement of one hundred fifty percent (150%) of Target earns a bonus of seventy-five percent (75%) of Basic Salary.

Bonuses for Target achievement percentages (i) greater than eighty percent (80%) and less than one hundred percent (100%) and (ii) greater than one hundred percent (100%) but less than one hundred fifty percent (150%) shall be determined by the Board using a curve which is a straight line connecting eighty percent (80%) and one hundred percent (100%) and another line connecting one hundred percent (100%) and one hundred fifty percent (150%). Notwithstanding the above, the Board, in its sole discretion, may award a bonus to Employee for a Target achievement percentage that is less than eighty percent (80%), and the Board, in its sole discretion, may award an additional bonus to Employee for a Target achievement percentage in excess of one hundred fifty percent (150%).

         Notwithstanding the above, the Year 2001 Target for Parent EBITDA performance shall be $21,700,000 and for Parent EPS performance shall be $0.22 per share. Based upon the RBC Dominion Securities prepared offering memorandum projections, the Year 2002 Target for Parent EBITDA performance shall be $35,200,000 and for Parent EPS performance shall be $0.36 per share.

                                    EMPLOYER:

                                    HORNBECK-LEEVAC MARINE OPERATORS, INC.


                                    By: /s/ CHRISTIAN G. VACCARI
                                       ----------------------------------------
                                    Name: Christian G. Vaccari
                                         --------------------------------------
                                    Title:  CEO
                                          -------------------------------------

                                    EMPLOYEE:

                                    /s/ JAMES O. HARP, JR.
                                    -------------------------------------------
                                    JAMES O. HARP, JR.

ACKNOWLEDGED AND AGREED TO FOR
PURPOSES OF GUARANTEEING THE
FINANCIAL OBLIGATIONS OF EMPLOYER
TO EMPLOYEE:

HORNBECK-LEEVAC MARINE SERVICES, INC.


By: /s/ CHRISTIAN G. VACCARI
   -----------------------------------
Name: Christian G. Vaccari
     ---------------------------------
Title: CEO
     ---------------------------------